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                                                                    EXHIBIT 4.12



                           JAZZ CASINO COMPANY, L.L.C.



                                November 1, 1999


Bankers Company, as Agent

Each of the Banks party to the
         Credit Agreement referred to below

Ladies and Gentlemen:

         Reference is made to the Credit Agreement dated as of October 29, 1998, (the "Credit Agreement") by and among JCC Holding Company, a Delaware corporation, as a Guarantor ("JCC Holding"), Jazz Casino Company, L.L.C., a Louisiana limited liability company (the "Borrower"), each of the Banks party thereto and Bankers Trust Company, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein have the meanings given them in the Credit Agreement.

        The purpose of this letter is to request (1) waivers for certain technical violations (described below) of the Credit Agreement, (2) prior approval for a sale of 1,085 slot machines to HET coupled with a leaseback of those slot machines (collectively, the "Transaction") in order to obtain the funds necessary to load the Casino's slot machines with coin, (3) waiver of certain conditions related to the opening of the Casino, and (4) prior approval for a loan by HET to JCC Development in the amount of $2 million; in each case subject to the conditions set forth herein.

I.      TECHNICAL VIOLATIONS

        The Borrower has made certain expenditures on behalf of JCC Development, FPD and CPD, subsidiaries of JCC Holding. These expenditures were made in the process of producing the master plan of the overall development of the Casino (including the Second Floor, the CPD Mortgaged Property and the FPD Mortgaged Property) and represent allocations of expenses incurred on a consolidated basis to the appropriate consolidated subsidiaries. These expenditures aggregated approximately $1.5 million through



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September 30, 1999, and the Borrower anticipates that up to $2 million in the aggregate of such expenditures may be required prior to obtaining alternative financing for the projects involving those subsidiaries. Since these expenditures may be viewed as advances to the subsidiaries or as investments in the subsidiaries, the Borrower, JCC Holding, JCC Development, CPD and FPD may have violated Sections 9.04(x) and 9.05(viii). Moreover, these expenditures may have been paid with moneys in the Project Account, in which case there would be a violation of Section 8.17. To the extent such expenditures continue, they will violate such section.

         The Borrower has either failed to deliver or failed to deliver on a timely basis reports required under Section 8.01(g) for the fiscal quarters of the Borrower ended March 31 and June 30, 1999.

         The Borrower hereby requests that the Required Banks waive any Default or Event of Default which may exist as a result of, and to the extent of, the above described violations, and further request that, notwithstanding the limitations stated in Sections 9.04(x) and 9.05(viii) of the Credit Agreement, the Banks consent to the making of loans and advances to and/or investments in its Permitted Subsidiaries in an aggregate amount not to exceed at any time outstanding (without regard to any write-down or write-offs thereof) $2,000,000; provided that, promptly upon receipt by JCC Development of the proceeds of the Loan (as defined in Section IV hereof), $1,050,465.47 of the proceeds thereof shall be used by JCC Development to repay the advances made by the Borrower for JCC Development's account and, thereafter, the express limitations of Sections 9.04(x) and 9.05(viii) shall govern the making and maintenance of all such loans, advances and/or investments.

II.      SALE/LEASEBACK OF SLOT MACHINES

         Although the Borrower had initially intended to use tokens in its slot machines, it subsequently decided that its patrons would prefer machines loaded with actual coin. The amount required to load the machines with coin, however, is approximately $5,000,000. In order to raise that sum, the Borrower decided to enter into a sale/leaseback transaction (the "Transaction") with HET pursuant to which, HET will buy the slot machines, subject to the Lien of the Collateral Agent pursuant to the Security Agreement (and HET and the Borrower hereby agrees to execute and deliver to the Collateral Agent promptly (and in any event within 60 days of the date hereof) such documentation (including without limitation, a security agreement and Form UCC-1 and UCC-3 Financing Statements) as the Collateral Agent may deem necessary in its reasonable opinion to continue such security interest in favor of the Collateral Agent after giving effect to the Transaction), for an aggregate purchase price of $6,000,000, an amount which exceeds their fair market value. The Borrower will then lease the slot machines back from HET pursuant to an operating lease, a copy of which is attached. The Borrower has engaged Jefferies & Company, Inc. to render its opinion on the fairness of the Transaction from a financial




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point of view. The Borrower will use approximately $5,000,000 of the proceeds of the sale to load its slot machines with coin (both those subject to the Transaction and its other slot machines) and the balance will be applied to the House Bank.

         In order to accomplish the Transaction, the Borrower requests that the Required Banks waive the following:

         (a) With respect to the sale of the slot machines by the Borrower to HET, waive the prohibition contained in Section 9.02; provided that HET shall purchase such slot machines subject to the Lien of the Collateral Agent thereon and HET shall comply with the provisions of the first parenthetical contained in the first paragraph of this Section II, and the continuance of the waiver granted hereby shall be subject to the continued effectiveness of such Liens of the Collateral Agent on the slot machines subject to the Transaction.

         (b) With respect to the Borrower's use of the proceeds received by it in connection with the Transaction, waive the requirement contained in Section 4.02(f) that such proceeds be applied as a mandatory prepayment of outstanding Term Loans to the extent such proceeds are otherwise applied in accordance with the final sentence of the first paragraph of this Section II; and

        (c) With respect to the Transaction, waive the prohibition contained in
Section 9.06 relating to the transactions with Affiliates; provided that such waiver shall be conditioned upon receipt by the Borrower (a copy of which shall be delivered to the Administrative Agent in case of clause (ii) below) of (i) cash consideration from HET in an amount equal to the greater of (x) the fair market value of the slot machines subject to the Transaction (as determined by management of the Borrower in good faith) and (y) $6,000,000 and (ii) a fairness opinion to be issued by Jefferies and Company, Inc. concluding that such Transaction is fair to the Borrower from a financial point of view.

III.    CONDITIONS RELATING TO THE OPENING OF THE CASINO

        The definition of the Termination of Construction Date contains several requirements which the Borrower will be unable to fulfill. First, it requires that Casino have "at last 2,800 new slot machines" of which "no more than 1,100 of such slot machines may be leased pursuant to arm's-length operating leases
 . . .with HET." The definition also requires that except for the machines permitted to be leased, all the machines are to be "owned by the Borrower and not subject to financing." The Casino will contain more than the requisite number of slot machines; however, only 1,065 will be new slot machines. The balance will be reconditioned machines. Also, 1,878 of the slot machines will be leased from HET pursuant to operating leases; 104 of the machines will be so-called "Wide Area Linked Progressives" owned by IGT and 122 machines will be installed on a trial basis, subject to a purchase order with their owner.



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         The Borrower requests that the Required Banks waive the following: any
Default or Event of Default which may exist pursuant to the conditions described in the first paragraph of this Section III to the extent of the description provided therein; provided that the lease of the slot machines pursuant to the Transaction described in Section II hereof shall comply with the terms of the waiver provided with respect to such Transaction pursuant to clause (a) of
Section II hereof; and

IV.      LOAN TO JCC DEVELOPMENT

      The Borrower, JCC Holding and JCC Development all want JCC Development to commence construction of certain improvements for the Second Floor of the Casino prior to the Opening Date in order to minimize or eliminate the disruption on the Casino Floor which will be occasioned by the development of the Second Floor. At the time of this letter, financing for the full development of the Second Floor has not been arranged; however, HET has agreed to advance $2 million to JCC Development (the "Loan") for the purpose of financing that part of the development of the Second Floor which would cause the most disruption on the Casino Floor. Proceeds of the Loan would also be used to reimburse the Borrower for funds previously advanced to pay for activities involved in the master planning process.

      The proceeds of the Loan will be drawn by JCC Development as needed, including, without limitation, as needed to meet the obligations of JCC Development to repay any loans, advances and/or investments made by the Borrower and its Subsidiaries to the extent required by the final paragraph of Section I hereof. The Loan will bear interest at 9% per annum and will be capitalized quarterly. Because JCC Development currently has no other funds, and because it will not have any other funds until a subsequent loan for the full development of the Second Floor is funded, the principal of the Loan will not be payable except from the proceeds of the funding of such subsequent loan. The Loan will be unguaranteed and unsecured.

        In order to accomplish the Loan, JCC Development requests that the Required Banks waive the following:

        (a) With respect to the incurrence of Indebtedness represented by the Loan to the extent described above in the first and second paragraphs of this
Section IV and the capitalization of accrued interest thereon, waive the prohibition contained in Section 9.04; provided that (i) JCC Development and the Borrower acknowledge that any payment of cash or other interest with respect to the Loan shall constitute "Restricted Payments" under Section 9.03 of the Credit Agreement and (ii) notwithstanding the provisions of Section 9.03 of the Credit Agreement, the Banks hereby consent to the capitalization of interest on such Loan as described in the second paragraph of this Section IV. Further, notwithstanding the prohibitions of Section 9.03 of the Credit Agreement, the Banks





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consent to the repayment of the Loan (including accrued and capitalized interest thereon) with the proceeds of another loan to JCC Development incurred to fund the full development of the Second Floor, provided that such loan is incurred in compliance with the terms of the Credit Agreement.

         (b) With respect to the Loan and the capitalization of interest thereon to the extent described above in the first and second paragraphs of this Section IV, waive the prohibition contained in Section 9.06 relating to transactions with Affiliates.

V.       COMPLETION DATE

         The parties hereto hereby agree that the definition of "Completion Date" appearing in Section 11 of the Credit Agreement is hereby amended to read in its entirety as follows:

         "Completion Date" shall mean November 2, 1999.

VI.      CLEAN DOWN REQUIREMENT

         The parties hereto hereby agree that the proviso appearing in Section 4.02(l) of the Credit Agreement is hereby amended to read in its entirety as follows:

         "provided that from and including October 28, 1999 to and including the Termination of Construction Date, (x) the aggregate amount of Revolving Loans outstanding shall not exceed $10 million and (y) the Borrower shall have caused $10 million to be deposited on October 28, 1999 to fund the Minimum Balance as defined in the Management Agreement, as in effect on the date hereof."

VII.     REPRESENTATIONS AND WARRANTIES

         To induce the Required Banks to agree as requested above, the Borrower makes the following representations and warranties subject to the technical violations described above:

         (i) immediately before and after the consummation of the Transaction, no Event of Default has occurred and is continuing:

         (ii) the representations and warranties of Borrower contained in the Credit Documents are true in all material respects except to the extent (x) such representations or warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such date or (y) such representations or warranties become untrue by reason of events or conditions otherwise permitted thereunder.



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VIII.    CONDITIONS TO THE EFFECTIVENESS OF THIS WAIVER

         As conditions to the effectiveness of this waiver (a) each of HET, HOC, Holdings, the Borrower, JCC Development and the Required Banks shall have executed a copy of this waiver and shall have delivered (including by way of facsimile transmission) the same to the Administrative Agent at the Notice Office, and (b) the Borrower shall have delivered to the Administrative Agent the following:

         (1) copies; of the executed agreements which embody the Transaction;

         (2) a copy of the draft fairness opinion of Jefferies and Company regarding the slot leases;

         (3) confirmations of Subsidiaries Guaranty by each of the Subsidiary Guarantors and of the JCC Holding Guaranty by JCC Holding; and

         (4) such other documents and instruments as the Agent may reasonably request.

IX.      MISCELLANEOUS

         The foregoing waivers shall apply solely to any violations of the provisions expressly referenced above under the Credit Agreement that otherwise would result from consummation of the Transaction. This waiver letter from the undersigned banks relates to the items specifically set forth herein and shall not be deemed a waiver, consent or approval of any other terms or provisions of the Credit Agreement or the Credit Documents. The Administrative Agent and Banks expressly reserve any and all rights they may have under the Credit Agreement or any other Credit Documents arising out of or in connection with any Default or Event of Default thereunder and not specifically waived herein. The Borrower confirms that this letter agreement is a Credit Document.

         This letter agreement may be executed in counterparts and shall be governed by and construed in accordance with the laws of the State of New York.

                                    Very truly yours,

                                    JCC HOLDING COMPANY,
                                    as Guarantor

                                    By: /s/ Frederick W. Burford
                                        ----------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------




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                                    JCC DEVELOPMENT COMPANY, L.L.C.
                                    as Guarantor

                                    By: /s/ Frederick W. Burford
                                        ----------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                    JAZZ CASINO COMPANY, L.L.C.
                                    as Borrower

                                    By: /s/ Frederick W. Burford
                                        ----------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------



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Agreed and accepted as of the date
first above written.

BANKERS TRUST COMPANY, individually and as the Administrative Agent


By: /s/ Mary Kay Coyle
    -------------------------------------
    Name:  Mary Kay Coyle
         --------------------------------
    Title: Managing Director
          -------------------------------

MORGAN STANLEY DEAN WITTER
PRIME INCOME TRUST


BY:
   --------------------------------------
   Title:
         --------------------------------

VAN KAMPEN AMERICAN CAPITAL
PRIME RATE INCOME TRUST


By: /s/ Douglas J. Smith
   --------------------------------------
   Name:  Douglas J. Smith
        ---------------------------------
   Title: Vice President
         --------------------------------


                                    Acknowledged and Agreed to:

                                    HARRAH'S ENTERTAINMENT, INC.


                                    By: /s/ Stephen Brammell
                                       -----------------------------------------
                                        Name: Stephen Brammell
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                    HARRAH'S OPERATING COMPANY, INC.


                                    By: /s/ Stephen Brammell
                                        ----------------------------------------
                                        Name: Stephen Brammell
                                              ----------------------------------
                                        Title:
                                              ----------------------------------

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